EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement No. 333-184109 of Ashland Global Holdings Inc. of our report dated June 17, 2016, with respect to the statements of net assets available for benefits of the International Specialty Products Inc. 401(k) Plan as of December 31, 2015 and 2014, the related statement of changes in net assets available for benefits for the year ended December 31, 2015, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 11-K of the International Specialty Products Inc. 401(k) Plan.

Lexington, Kentucky

September 20, 2016